Exhibit 10.1

        PURCHASE AGREEMENT (this “Agreement”), dated as of March 3rd, 2009, by and among Global N.R.G. Pacific Ltd., Company No. 513973289, an Israeli corporation (the “Company” or the “Seller”), and - Presaco Investments Limited, a company registered in Cyprus (“Buyer”), and Global Energy Inc., Company No. 860951473, a Company registered in Nevada (the “Guarantor”).

SUMMARY OF TRANSACTIONS

        The Company is engaged, directly and through its Subsidiary, in the business of community castor farming for oil and the development of governmental lands for castor oil, in Ethiopia (the “Business”). The Company owns all of the issued and outstanding capital stock of Global Energy Ethiopia Ltd. (1,000 shares paid up in full), an Ethiopian private limited company (“Subsidiary”) of which one (1) share is held in escrow by Mr. Yanai Man. The Guarantor is the controlling shareholder of the Seller. The Parties desire that Buyer purchase, and the Company sell to Buyer, all of the assets and Business of the Company, which is mainly the capital stock owned by the Company of the Subsidiary, for the consideration set forth below, all upon the terms and subject to the satisfaction of the conditions set forth in this Agreement.

        To effect such transactions and in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth the parties hereto agree as follows:

ARTICLE I
SALE OF STOCK AND ASSETS

    1.01       Capital Stock Sale. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing the Company will sell, transfer and deliver to Buyer, and Buyer will purchase and acquire from the Company, the stock capital of the Subsidiary in full, meaning 1000 Shares (hereinafter the “Transferred Stock”), free and clear of all Liens.

    1.02       Company Assets Being Sold. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the Company agrees to sell and transfer to Buyer, and Buyer agrees to purchase, at the Closing, free and clear of all Liens, all of the Company’s right, title, and interest in and to all of Company’s property and assets in connection with the Business, tangible or intangible, of every kind and description, wherever located as detailed hereinafter (“Company Assets”).

    (a)       Contracts and Commitments. The Company shall solely transfer to the Buyer the rights, title and interest of the Company in, to and under all pending and executory contracts, agreements, commitments and understandings as set forth on Schedule 1.02a (collectively the “Contracts”). It is hereby clarified that any other contracts to which the Company is a party to and which are not detailed on Schedule 1.02a, shall not be endorsed to the Buyer, and any of the rights, title and interest of the Company in any such contracts shall not be transferred to the Buyer;

    (b)       Books and Records. All general, financial and personnel records, ledgers, sales invoices, accounts and payable records, files, books and documents, correspondence and other files and records, and sales records, including all of the Company’s sales and credit records, literature and customer lists related to the Business (whether in the form of hard copies or computer printouts or computer files);

    (c)       Proprietary Rights. The goodwill, processes, designs, formulae, trade secrets, know-how, ideas, research and development, manufacturing and production processes and techniques, technical data, copyrightable works, engineering notebooks, confidential information, software marketing and technical information solely in connection with the Subsidiary as it appears on Company’s internet website having the following URL: http://www.global-nrg.biz/introduction.html) as further detailed in Schedule 1.02C (but explicitly excluding the trademark “Global Energy Pacific”),  and all related intellectual property rights, and the software as detailed in Schedule 1.02C used in the Group Companies to manage, control and supervise the Business in general, and the Community Farming activities in particular (the “Project”), including data of approximately 20,000 farmers included in the Project (“Proprietary Rights”) of the Company for the Business, including without limitation all right, title and interest in and to the names “Global Energy Ethiopia” (“GEE Trademark”);

    (d)       Intangible Assets. The Business of the Company as a going concern and the goodwill thereof; and all rights, if any, under express or implied warranties from manufacturers, suppliers and vendors which are related to the Business or the Transferred Assets;

The “Company Assets” together with the Transferred Stock being collectively referred to as the “Transferred Assets” and/or the “Assets”.

    1.03       Liabilities. For the removal of any doubt it is hereby clarified that Buyer shall assume no obligations or liabilities of the Company or with respect to the Company and the Transferred Assets. Any debts, liabilities, payables, obligations, costs and expenses of any nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, mature or immature, or conditional or unconditional (“Liabilities”) of the Company of any kind or nature, whether known or unknown, asserted or unasserted shall be retained, paid, performed and discharged solely by the Seller and/or Guarantor. Following the Closing the Seller and Guarantor shall retain all the Liabilities of the Seller (whether disclosed or not) and the liabilities of the Subsidiary which have not been fully disclosed at the Audited Financial Statements and/or at Schedule 2.07 (“Retained Liabilities”). For the avoidance of any doubt the sole Liabilities that the Subsidiary shall have following the Closing are as listed in the Audited Financial Statement and in Schedule 2.07.

        The transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liabilities whether related to the Assets or not.

    1.04       Consideration. Subject to the Closing, upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale and transfer of the Transferred Assets free and clear from all Liens, Buyer will pay or cause to be paid to Seller aggregate consideration of: 700,000 USA$ (seven hundred thousand USD), as specified herein under Section 1.05 (the “Purchase Price”).

    1.05        Installments. The cash Purchase Price shall be paid in the following installments-

    (a)        US$595,000 (five hundred ninety five thousand USD) (85%) (“First Installment”) at Closing. This amount shall be deposited in escrow with Etti Koren, Adv. (“Escrow Agent”), and shall be released to the Seller according to its instructions upon the complete registration of the transaction and the share transfer in Ethiopia.

    (b)        US$105,000 (one hundred and five thousand USD) (15%) (“Second Installment”) shall at Closing also be deposited in escrow with the Escrow Agent and shall be released to the Seller on March 1st, 2010. Alternatively, upon the submission of a bank guarantee “on first request” from a reputable bank, in the amount of the Second Installment, by the Seller to the Buyer, the Second Installment shall be released from Escrow Agent to the Seller.

(c) The Buyer and the Purchaser shall provide the Escrow Agent with irrevocable written instructions, attached hereto as Appendix C.

    1.06       Set Off. The Buyer may deduct and set off against any amount of Purchase Price due under this Agreement any sums due from any of the Seller and/or Guarantor to the Buyer under any provisions of this Agreement. With out derogating from Buyer’s rights and remedies under this Agreement and the Law, Buyer may deduct from the Purchase Price, its damages, as indemnification fee or otherwise, in the event of (1) Seller’s breach of this Agreement; or (2) discovery by Buyer of any Liability, undisclosed and/or not appearing in the Audited Financial Statements and/or Schedule 2.07 in the Subsidiary; (3) any change to Liability disclosed in the Audited Financial Statements and/or Schedule 2.07 which shall have an adverse effect on the net worth of the Subsidiary; or (4) Schedule 2.07 containing any liabilities which were not accrued in the ordinary course of business, as detailed in section 5.02(e)(ii).

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER AND GUARANTOR

        Seller and Guarantor each jointly and severally hereby represent and warrant to Buyer, and acknowledge that the Buyer is entering this Agreement in reliance thereon, subject to any exceptions set forth in the Schedules hereto delivered upon the execution hereof, as follows:

    2.01       Organization; Qualification. Each of the Company and the Subsidiary (hereinafter the “Group Companies”) and the Guarantor is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Subsidiary has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business.

    2.02       Capitalization . The total authorized capital stock and the issued and outstanding capital stock of the Subsidiary and the beneficial and record ownership thereof is as set forth in the Subsidiary’s Incorporation documents, including Articles of Association and memorandum, attached hereto as Schedule 2.02 hereof. No amendment has been made to the Subsidiary’s Incorporation Documents attached hereto as Schedule 2.02. Other than this Agreement and as set forth in Schedule 2.02, there is no subscription, option, warrant, call, agreement or commitment relating to the issuance, sale, delivery or transfer (including any right of conversion or exchange under any outstanding security or other instruments) by the Subsidiary or by Seller, of capital stock of the Subsidiary. The consummation of the transactions contemplated by this Agreement will not trigger any rights of first refusal, demands, conversion rights or other agreements or arrangements of any character or nature whatsoever under which the Subsidiary or Seller are or may be obligated to issue or acquire their shares of capital stock or any other equity or ownership interests and will not be subject to any preemptive rights, rights of first refusal, subscription or similar rights.

    2.03       Title to Transferred Stock. Other than as set forth in Schedule 2.03, the Company owns and at the Closing will own all outstanding share capital of the Subsidiary free and clear of all Liens, including one (1) issued share, being held by Mr. Yanai Man in escrow on behalf of the Company. Mr. Giancarlo Vilone is entitled to 50 shares, representing 5% of the issued share capital of the Subsidiary. At the Closing the Company will transfer, assign and deliver valid title to such shares of Transferred Stock to Buyer, free and clear of all Liens, including the one (1) issued share held in escrow by Mr Yanai Man on behalf of the Company. Other than the Subsidiary the Company has no subsidiaries and does not own any equity interest in any other entity or have any agreement or commitment to acquire any such interest.

Neither Guarantor nor any of the shareholders of the Seller owns any asset, property or right, tangible or intangible, that is used in the Business of the Group Companies as currently conducted.

    2.04       Authority Relative to this Agreement. (a) Seller and Guarantor have all necessary corporate power and authority to execute and deliver this Agreement, and each other agreement, document, instrument or certificate which it shall deliver to the Buyer at the Closing (“Seller’s Documents”) and to consummate the transactions contemplated hereby, (b) this Agreement has been duly and validly executed and delivered by each Seller and Guarantor and constitutes a valid and binding obligation of Seller and Guarantor. The execution and delivery of this Agreement, the Seller’s Documents and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action taken on the part of such Seller and Guarantor and no other corporate proceedings are necessary.

    2.05       Consents and Approvals; No Violation. Other than as set forth in Schedule 2.03, n either the execution and delivery of this Agreement by Seller and Guarantor nor the sale by Seller of the Transferred Assets pursuant to this Agreement will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws (or other similar governing documents) of any of the Group Companies; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority other than those that have been made or obtained; (c) violate, result in a breach or default (or give rise to any penalty, or any right of termination, cancellation, modification or acceleration) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract or other instrument or obligation to which any of the Group Companies and/or the Guarantor is a party or by which any of the Group Companies and/or the Guarantor or any of their assets may be bound.

    2.06        Financial Statements. Seller has previously furnished or made available to Buyer a true and correct copy of the audited financial statements of the Subsidiary for the year ended December 31st, 2008 (collectively referred to hereinafter as the “Audited Financial Statements”). A copy of such Audited Financial Statements is attached to Schedule 2.06. The balance sheets included in the Audited Financial Statements (including the related notes thereto) present fairly in all material respects the financial position of the Subsidiary as of their respective dates, and the related income statements included in the Audited Financial Statements (including the related notes thereto) present fairly in all material respects the results of operations of the Subsidiary for the periods then ended.

    2.07       Undisclosed Liabilities. The Subsidiary has no liabilities or obligations, secured or unsecured (whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due), which are in existence on the date hereof and have not been fully reflected or reserved against in the Audited Financial Statements and in Schedule 2.07, which includes a complete list of all the Subsidiary’s assets, liabilities and creditors as of the date of this Agreement.

    2.08       Title to Assets. Other than as set forth in Schedule 2.03, the Group Companies each has valid title to, or a valid leasehold interest in and to, the Transferred Assets they purport to own, free and clear of all Liens. The Transferred Assets constitute all of the assets, properties, rights and interests necessary to conduct the Businesses in substantially the same manner that have been conducted by the Group Companies. By virtue of the deliveries made at the Closing, Buyer will obtain good and marketable title to the Assets and the Business, free and clear of all Liens.

    2.09       Proprietary Rights. No one has asserted to any of the Group Companies that the operations of the Group Companies or the Business or the Company and Subsidiary Intellectual Property conflict with or infringe upon any Proprietary Rights owned by any other person. No action, claim, suit, hearing, charge, complaint, demand, litigation, arbitration or governmental investigation, indictment, proceeding or similar matter is pending or outstanding, or, to Seller’s knowledge, is threatened or imminent, that seeks to cancel, limit or challenge the validity, enforceability, ownership or use of any Company and Subsidiary Proprietary Rights.

    2.10       Real Property Leases. None of the Group Companies owns any real property. Schedule 2.10 hereto sets forth all real property leases under which any Group Company is presently a lessee, sublessee or lessor of real property used in the Business. Seller has delivered or made available to Buyer accurate and complete copies of all such leases.

    2.11       Insurance. All material policies, general liability, worker’s compensation and other forms of insurance owned or held by and insuring any Group Company are set forth on Schedule 2.11 hereto. Such policies are in full force and effect. The Group Companies are not in material breach or default thereunder and no written notice of cancellation or termination has been received with respect to any such policy, which was not replaced on substantially similar terms prior to the date of such cancellation or termination.

    2.12       Labor Matters. Each of the Group Companies is in compliance in all respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours; (b) there is no unfair labor practice complaint against any Group Company pending or to Seller’s knowledge threatened before any tribunal with jurisdiction thereof; (c) to Seller’s knowledge there is no labor strike, material dispute, slowdown or stoppage actually pending or threatened against or affecting any Group Company; (d) none of the Group Companies is a party to, bound by, or negotiating in respect of any collective bargaining agreement or any other similar agreement with any labor union, association or works council; and (e) none of the Group Companies has experienced any strike or work stoppage involving its employees.

    2.13       Contracts and Arrangements. Except as listed in Schedule 2.13 hereto, as it relates to the Business, the Subsidiary is not a party to or bound by any contract (whether or not in writing) or agreement relating to the Business, or the Transferred Assets including an employment, consulting, compensation or similar agreement or understanding; (b) indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money; (c) contract for the purchase or sale of goods, services, supplies or capital assets(d) joint venture, partnership or other contract involving the sharing of profits or losses; (e) contract preventing or restricting the Group Companies’ business activities in any location, including all non-competition agreements that bind the Group Companies; (h) acquisition or divestiture agreement, including such contracts relating to the acquisition by the Group Companies of the outstanding capital stock, equity interests or substantially all of the assets of any business enterprise;; and (j) commitments, agreements, arrangements or undertakings to enter into any of the foregoing agreements.

        Seller has delivered or made available to Buyer accurate and complete copies of each contract set forth on Schedule 2.13. The Subsidiary is not in breach or default with respect to such contract; and (ii) to the Seller’s knowledge, no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, material modification, or acceleration, under any such contract.

    2.14       Legal Proceedings, Etc. There is no claim, action, proceeding or investigation which is pending or, to Seller’s knowledge, any threatened claim, action, proceeding or investigation, against or relating to any Group Company or the Transferred Assets before any Governmental Authority.

    2.15       Compliance with Law. Each of the Group Companies has conducted its business in compliance in all material respects with, and is in compliance in all material respects with, all applicable Laws and Seller and the Subsidiary have not received any written notice asserting any failure to comply with any applicable Law. Each of the Group Companies holds all licenses, registrations, rights, permits and other governmental authorizations, and has made all necessary governmental submissions, which are required in connection with the conduct of the Business.

    2.16        Employee Benefits.

    (a)       Schedule 2.16 hereto lists each and all the Subsidiary’s employees and their compensation including base salary and base wages, bonus, incentive compensation, stock right, stock option, stock appreciation right, severance pay, retirement, pension, profit- sharing, stock bonus, salary continuation, tuition assistance, dependent care assistance, legal assistance, executive training, vacation, fringe benefit (cash and non-cash), group or individual health, medical, dental, vision, disability, life insurance or survivor benefit or similar plan, policy or arrangement of any kind whether written or oral, which covers any employee, self-employed individual or beneficiary of any employee or self-employed individual, whether active or retired, of the Subsidiary (each such plan being herein referred to as an “Employee Benefits”).

    (b)        Each of the Group Companies is in compliance in all material respects with the terms of the Employee Benefits and with the requirements of any and all laws, statutes, orders, decrees, rules and regulations, applicable to each such plan. None of the Group Companies has failed to make any contribution to, or to pay any amount due and owing, as required by applicable law or by the terms of any Employee as of the Closing Date, other than the liabilities in Schedule 2.07.

    2.17        Taxes. In the case of each Group Company (each, for purposes of this Section 2.17, a “Taxpayer”), (i) all Tax Returns (as hereinafter defined) required to be filed on or before the Closing Date have been timely filed by or on behalf of the Taxpayer and all Taxes (Taxes shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, transfer, gains, use, value added, withholding, imposed by Ethiopia, Israel, or any state, local or foreign government or subdivision or agency thereof; and such term shall include any interest, penalties or additions to tax attributable to such assessment) whether or not shown to be due, have been paid; (ii) all accruals or reserves for Taxes (if any) reflected in the Audited Financial Statements are adequate to cover all Taxes accruing with respect to or payable by a Taxpayer through the date thereof; (iii) all Tax Returns filed or required to be filed on or before the Closing by each Taxpayer are or will be true, correct and complete in all material respects; (iv) all claims, disclaimers and elections required to be made on or before the Closing Date have been timely and validity made or on behalf of each Taxpayer to the relevant Tax Authority; and (v) there are no legal proceedings pending or to the best knowledge of the Seller threatened against any Taxpayer in respect to any Taxes.

    2.18       Inter Company Group Transactions. There are no internal Company Group agreements, guarantees granted, debts, Liabilities, between Subsidiary and each of Seller or Guarantor (“Inter Company Transaction”). At the Closing the Seller shall have no claims against the Subsidiary with connection to any such Inter Company Transaction, and any such Inter Company Transaction, if such exists, shall be automatically annulled upon the Closing.

    2.19       Additional Information. Schedule 2.19, to the extent not described on another schedule to this Agreement, contains accurate lists and summary descriptions of the following: (i) the names and addresses of every bank and other financial institution in which the Subsidiary maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and names of persons having signing authority or other access thereto; (ii) the names of all persons authorized to borrow money or incur or guarantee indebtedness on behalf of the Subsidiary; and (iii) the current directors and officers of the Subsidiary.

    2.20       Books and Records. Seller delivered or made available true and complete copies of each document, which should be reasonably handed over to Buyer or its counsel in connection with their legal and accounting review of the Group Company, the Business and the Transferred Assets. The books and records of the Group Company to which Buyer and its representatives have been given access are the true books and records of the Group Company and truly and fairly reflect the underlying facts and transactions in all respects.

    2.21       Complete Disclosure. No representation or warranty by the Seller and/or Guarantor in this Agreement or in the closing documents, and no exhibit, schedule, statement, certificate, or other writing furnished to Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained herein and therein not misleading in the context in which they were made.

    2.22       Transferred Assets. The Seller hereby represents that it has no other assets in relation to the Business other than the Transferred Assets, including but not limited to, any contracts, machinery, equipment, inventories, licenses, permits and proprietary rights.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

    As an inducement to Seller to enter into this Agreement, Buyer hereby represents and warrants to Seller as follows:

    3.01       Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

    3.02       Authority Relative to this Agreement. Buyer shall have all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by the Seller) constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof have been duly and validly authorized by all requisite action taken on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof.

ARTICLE IV
COVENANTS PENDING CLOSING

    4.01       Conduct of Business of the Group Companies Prior to the Closing. Except as consented to by Buyer, during the period from the date of this Agreement to the Closing Date, Seller will conduct, and will cause the Subsidiary to conduct, its business and operations in the ordinary course of business. All information regarding the Group Companies will be fully accessible to the Buyer. Without limiting the generality of the foregoing and except in the ordinary course of business, Seller will not, and will not permit the Subsidiary to (a) create, incur or assume any liability and/or indebtedness or obligations; (b) sell, transfer, mortgage, encumber or otherwise dispose of any of the assets of the Company, or the Subsidiary.

    4.02       Preservation of Business. Seller will use its best efforts to keep the Business and all properties included as part of the Transferred Assets intact, including all present operations, physical facilities and working conditions, and relationships and goodwill with suppliers, customers, employees, and others having business dealings with Seller and the Subsidiary.

    4.03       Transferred Employees and Employee Benefits. (i) Effective as of the Closing Date, the Company shall have terminated all its employees of the Business in accordance with all applicable Laws, and shall pay all wages, salaries and other employee benefits due to said employees up to the Closing Date, other than the liabilities presented in Schedule 2.07, and shall retain at its cost and shall be responsible for any and all obligations or Liabilities that arise in connection with the employment and/or termination of such employees until the Closing Date, other than the liabilities presented in Schedule 2.07. All employees shall sign a waiver, stating that they have no claims to the Company and/or the Subsidiary in connection with their employment and/or its termination, in the wording attached hereto as appendix B (“Waiver”). Those employees of the Company as listed in Schedule 4.03, who accept employment with Buyer (or its affiliates) at the Buyer’s sole discretion, are herein referred to as the “Transferred Employees”. Buyer (or its affiliates) shall not be required to employ any person for any length of time. Without the consent of Buyer, Seller will not make any promises or commitments to any employee of the Business with regard to his or her employment status with Buyer or the terms or conditions upon which such employment might occur or be continued. Seller shall be responsible for any liabilities for accrued and unused vacation, holiday and sick pay entitlements of any of the employees in respect of the period prior to Closing under the Company’s applicable policies, other than the liabilities presented in Schedule 2.07.

    (ii)        The Seller shall procure that the Subsidiary shall pay all wages, salaries and other employee benefits due to its employees up to the Closing Date and shall retain at its cost and shall be responsible for any and all obligations or Liabilities that arise in connection with the employment of such employees until the Closing Date, other than the liabilities presented in Schedule 2.07. The Subsidiary’s employees shall continue to be employed by the Subsidiary, at the Buyer’s sole discretion.

    4.04       Public Announcements. Seller and Guarantor agree that none of them will make any press releases or other public statements with respect to this Agreement, and thereby without the prior written approval of the other parties except the minimum required under applicable law or from publicly traded companies.

    4.05       Confidentiality. All information regarding the Group Companies the Business and the terms of this Agreement shall be treated as the confidential information and the property solely of the Buyer (following the Closing). The Guarantor and the Seller shall use their best efforts to keep confidential all of such information, and shall not directly or indirectly use such information. The obligation to keep such information confidential shall not apply to disclosures required by Law.

    4.06       Exclusivity. From the date hereof until the Closing Date, the Guarantor and the Group Companies shall not, and shall cause their officers, directors, representatives, agents and affiliates not to enter into or negotiate, any written or oral agreement or understanding with any Person (other than Buyer) regarding a sale of the Group Companies, any of their stock, or any material amount or assets (other than inventory in the ordinary course of business) or business, or a merger, consolidation, or re-capitalization involving the Group Companies.

ARTICLE V
THE CLOSING

    5.01       Time and Place of Closing. Upon the terms and subject to satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place as of the close of business on March 10th, 2009 at the offices of Buyer, at Ekkelgaarden 16, 3500 Hasselt (Belgium). The effective time of the Closing is hereinafter referred to as the “Closing Date”.

        At the Closing, the following shall occur simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

    5.02        Deliveries by Seller. At the Closing, Seller will deliver to Buyer, the following documents:

    (a)       Stock. Stock certificates representing all of the shares of Transferred Stock, accompanied by stock powers duly executed for transfer to Buyer; including one (1) share held in escrow by Mr Yanai Man on behalf of the Company, which shall be transferred to the Buyer or anyone on its behalf, according to the Buyer’s instructions.

(b) Minutes of the Board of the Company approving the transfer in the Subsidiary, in the wording attached hereto as Appendix A; and

(c) Resignations dated the Closing Date of all of the officers and directors of the Subsidiary (except for any persons designated by Buyer prior to the Closing Date to remain in office);

    (d)        The officer’s certificate as to the accuracy of the Seller’s representations and warranties as of the date of this Agreement and as of the Closing and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing;

(e) The Group Companies managements’ representation letters certifying:

(i) the correctness of the Audited Financial Statements, and declaring that only bona fide transactions have taken place in the past within each of the Group Companies.

    (ii)        that between the date of the signing of the Audited Financial Statements and the date of this Agreement, only arm’s length transactions in the ordinary course of business have taken place. In the event that Schedule 2.07 shall contain any unusual transactions, including any liabilities which were not accrued in the ordinary course of business, the net liabilities arising from any such transaction shall be deducted from the Purchase Price.

(iii) that no financial or any other commitments exist which were not disclosed in writing to the Buyer.

(f) Any transfer documents as required by applicable Law, dated the Closing Date, transferring to the Buyer all of the Assets;

(g) copies of consents, permits, waivers, approvals, authorizations of, or declarations or filings with, or notifications to any Person or Governmental Body;

(h) an opinion of the attorneys of Seller in the form attached hereto as Schedule 5.02(h)

    (i)        release documents evidencing the termination of all Liens on the Company and Subsidiary’s assets, including any and all Liens detailed in Schedule 2.03; It is hereby clarified that the release of any and all Liens detailed in Schedule 2.03 is a condition precedent to this Agreement – In the event that any such Liens are not released, or that their release is not registered, by the Closing Date (March 10th 2009) this Agreement shall become null and void, and the Seller shall pay the Buyer a penalty equal to 25% of the Purchase Price – US$175,000 (one hundred seventy five thousand USD). However, in case this term is exceeded with maximum three working days, and Seller can prove that this is due to Force Majeur, the penalty will not be due. The Escrow Agent will judge on the reasonabless of the “Force Major issue”.

(j) such other documents as the Buyer shall reasonably request to effectuate the transactions contemplated by this Agreement.

    (k)       Employees. (i) Waivers from all the Company’s employees; (ii) The Transferred Employees listed in Schedule 4.03 hereto shall have entered into employment agreements with the Buyer or any of its affiliates, satisfactory in form and substance to the Buyer and shall have undertaken to be employed by the Buyer for at least 12 months, and in the case of Mr. Yanai Man – three years, following the Closing Date. It is hereby clarified that the employment of any employees, shall be at the Buyer’s sole discretion.

(l) Material Adverse Change. Since the date of this Agreement, the Business shall not have suffered a Material Adverse Effect.

All other documents, instruments and writings required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith

    5.03        Payment by Buyer

    (a)        Upon the Closing, subject to the fulfillment and delivery by the Seller of all of the above documents and fulfillment of all of Seller’s obligations and warranties under this Agreement, Buyer shall transfer to the Escrow Agent the Purchase Price in accordance with Section 1.05.

(b) Seller shall provide the Escrow Agent with instructions with regards to the transfer of the Purchase Price in the form attached hereto as Schedule 5.03.

ARTICLE VI
POST-CLOSING COVENANTS

    6.01       Expenses. Except as otherwise expressly provided herein, Sellers and Buyer shall each bear their own costs and expenses incurred in connection with this Agreement.

    6.02       Notification. Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a breach of any of Seller’s or Guarantor’s representations and warranties as of the date of this Agreement, or if Seller or Guarantor becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a breach of any such representation or warranty, had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition

    6.03        Indemnification. Seller and Guarantor jointly and severally agree to save, defend and indemnify Buyer against and hold them harmless from any and all claims, liabilities, losses, costs and expenses, of every kind, nature and description, fixed or contingent (including, without limitation, counsel’s fees and expenses in connection with any action, claim or proceeding relating thereto or seeking enforcement of obligations hereunder) (“Losses”), arising out of any breach of any representation, warranty, covenant or agreement made by Seller and/or Guarantor under this Agreement. However, Seller and Guarantor shall in no event be liable for indirect damages and loss of profits.

    6.04       Use of GEE Trademarks Name. Seller and Guarantor undertake that upon Closing, they will not directly or indirectly, make any use of or publicize, the GEE Trademark or any similar sounding name and any goodwill associated therewith for any purpose.

    6.05       Referrals. For one (1) year following the Closing, Seller and Guarantor must promptly refer to the Buyer all enquiries relating to the Business and all orders relating to the Business, including enquiries or orders for any services, business opportunities, offers, proposals, granted in connection with the Business.

    6.06       Non-Competition. For the 5 (five) years following the Closing, the Seller and the Guarantor will not carry on or hold an interest in any company, venture, entity or other business (other than a minority interest in a publicly traded company) which competes with the Company’s Business (including, without limitation, as a shareholder).

ARTICLE VII
MISCELLANEOUS PROVISIONS

    7.01        Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written instrument executed by all of the parties hereto.

    7.02       Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but any such waiver, or the failure to insist upon strict compliance with any obligation, covenant, agreement or condition herein, shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or breach.

    7.03       Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally on the party to whom notice is to be given, (ii) on the date of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (iii) on the first Business Day after delivery to a reputable overnight delivery service, or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified (return receipt requested), postage prepaid and properly addressed, to the parties at the following addresses (or at such other address as any party shall specify by like notice:

(a) if to Seller and Guarantor to:

Attention: Facsimile No.: with a copy to: Attention: Facsimile No.:

(b) if to Buyer to:

with a copy to:

    7.04       Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties. Any purported assignment in violation of the provisions hereof shall be void.

    7.05       Governing Law. This Agreement shall be governed, exclusively by the laws of the State of Israel as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

    7.06       Jurisdiction . The parties agree that any action or proceeding relating in any way to this Agreement shall be brought and enforced in the component courts located in Tel Aviv, Israel.

    7.07       Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, and by any party on separate counterparts, each of which as so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement as to any party hereto to produce or account for more than one such counterpart executed and delivered by such party.

    7.08        Interpretation.

For purposes of this Agreement:

    (a)        (i) “Business Day” shall mean a day other than a Saturday, Sunday or other day on which banks in the State of Ethiopia, Cyprus and/or Israel are required or authorized to close; (ii) “Governmental Authority” shall mean any federal, national, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court or self-regulatory organization; (iii)  “Laws” shall mean any order, any federal, national, state, provincial, local or other statute, law, rule of common law, or code of any kind of any Governmental Authority, domestic or foreign, and the rules, regulations, ordinances and standards promulgated thereunder (iv) “Liens” shall mean any and all liens, encumbrances, mortgages, charges, claims, restrictions, options, pledges, security interests or other similar interests, title defects, tenancies (and other possessory interests), easements, rights of way, covenants, encroachments, rights of first refusal or any restriction on transfer and/or voting, preemptive rights, judgments, conditional sale or other title retention agreements and other impositions or imperfections of title of any nature whatsoever; (v) “Material Adverse Effect” shall mean a material adverse effect on business, results of operations or financial condition of the Group Companies.

    7.09       Entire Agreement. This Agreement including the schedules, exhibits, documents, certificates and instruments referred to herein and therein, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and supersede all prior agreements and understandings between the parties with respect thereto. Except for any permitted assignees, successors or assigns of the parties, no provision of this Agreement is intended to or shall be deemed to be for the benefit of, or create any rights in favor of, any third party.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

By: /s/ Yanai Man —————————————— Yanai Man (COMPANY - SELLER)

By: /s/ Yanai Man —————————————— Yanai Man [GUARANTOR]

By: /s/ Louis Machiels —————————————— Louis Machiels [BUYER]